Exhibit 10.18

FIRST AMENDMENT TO SECONDMENT AGREEMENT

This First Amendment to Secondment Agreement (this “Amendment”) is dated April 30, 2020 (“Effective Date”), by and between Vista Equity Partners Management, LLC (“Vista”) and Solera Holdings Inc. (“Solera” or the “Company”). Vista and Solera are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. The parties hereto are parties to a Secondment Agreement (the “Secondment Agreement”) setting forth the conditions upon which Vista Managing Director Darko Dejanovic (“Dejanovic” or the “Employee”) has been serving as interim Chief Executive Officer (“Interim CEO”) of Solera. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Secondment Agreement.

B. The parties have agreed to amend the Secondment Agreement, on the terms and conditions set forth herein.

AGREEMENT

1.

Solera’s Reimbursement of Dejanovic’s Base Salary & Bonus. The parties acknowledge and agree that Dejanovic’s performance of his duties to Solera as Interim CEO constitutes at least 95% of the total time Dejanovic spends in performance of his employment duties. In recognition of the foregoing, from the Effective Date through the expiration of the Secondment Period, Solera shall reimburse Vista for 95% of the salary and bonus Vista pays Dejanovic and benefits Vista provides Dejanovic, with such reimbursement to be paid by Solera to Vista on a monthly basis within 30 days of the end of each month during the Secondment Period. As of the Effective Date, pursuant to the Secondment Letter between Dejanovic and Vista (as amended by the First Amendment thereto dated as of the Effective Date), Dejanovic’s annual base salary and bonus which shall be subject to reimbursement by Solera pursuant to the foregoing shall be an annual base salary of $1,500,000 and annual bonus opportunity of $1,500,000, consisting of an annual target bonus of $750,000 and annual stretch bonus of $750,000. Vista shall inform Solera in writing of the cost of benefits Vista provides Darko.

2.	Reaffirmation of Secondment Agreement. Except as expressly amended by this Amendment, the Secondment Agreement remains in full force and effect and is hereby ratified and reaffirmed in its entirety.

3.

Counterparts; Authority. This Amendment may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A signed copy of this Amendment delivered by email, pdf, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment. Each person signing below is authorized to sign on behalf of the party indicated.

4.	Governing Law. This Amendment shall be governed by the laws of the State of Texas, without giving effect to conflicts-of-laws principles.

By signing below, the signatory agrees to the terms outlined above in this Agreement.

VISTA EQUITY PARTNERS MANAGEMENT LLC

By:	/s/ David A. Breach
Name:	David A. Breach
Title:	Chief Operating Officer & Chief Legal Officer

SOLERA HOLDINGS INC.

By:	/s/ Ron Rogozinski
Name:	Ron Rogozinski
Title:	SVP Finance, Interim CFO

ACKNOWLEDGED:

/s/ Darko Dejanovic		DATE:	04/30/2020
Darko Dejanovic

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